Exhibit 10.3

EXPLORATION AND DEVELOPMENT AND CONVEYANCE AGREEMENT

(WESTON COUNTY, WYOMING)

(CARBON COUNTY, UTAH)

THIS EXPLORATION AND DEVELOPMENT, AND CONVEYANCE AGREEMENT (“Agreement”), is entered into, and is effective as of the Effective Date, by and between JMG EXPLORATION, INC., a Nevada corporation, (“JMG”) whose address is Suite 2600, 500 4th Avenue SW, Calgary, AB, T2P 2V6, and; FELLOWS ENERGY, LTD., a Nevada corporation, (“Fellows”) whose address is 370 Interlocken Boulevard, Suite 400, Broomfield, CO 80021. JMG and Fellows may sometimes be referred to collectively as “Parties.” Fellows may sometimes be referred to as “Seller.” JMG may sometimes be referred to as “Buyer.”

In consideration of the mutual premises and covenants contained in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used in this Agreement shall have the meaning set out below, and capitalized terms not defined herein shall have the meanings set out for such terms in the JOA:

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person, where “control” as used with respect to any Person means the power to direct the business and affairs of such Person, as evidenced by equity ownership of fifty percent (50%) or greater, by agreement or otherwise.

“Agreement” means this Exploration and Development and Conveyance Agreement, the recitals, and all exhibits and schedules to this Agreement.

“AMI” means the Area of Mutual Interest among the parties created pursuant to Article VI of this Agreement.

“Bridge Loan” means the loan to Fellows by JMG governed by the Bridge Loan Agreements.

“Bridge Loan Agreements” means the Promissory Note and General Security Agreement, the recitals, and all exhibits and schedules to such Bridge Loan Agreements as attached as Exhibit H-l and Exhibit H-2, respectively.

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“Carbon County Prospect” means the leasehold interests of Seller within Carbon County, Utah as more particularly described in Exhibit A-l to this Agreement.

“Exploration and Development Lands” means the geographical and geologic area outlined in Exhibits A-l and A-2 to this Agreement.

“Effective Date” means November 8, 2004.

“Initial Program” in defined in Section 3.3.

“JOA” means the Joint Operating Agreement attached to this Agreement as Exhibit D.

“Program” is defined in Section 4.1.

“Well Information” is defined in Section 9.1.

“Weston County Prospect” means the leasehold interest of Seller within Weston County, Wyoming as more particularly described in Exhibit A-2 to this Agreement.

1.2 Terms denoting the singular only shall include the plural, and vice versa.

1.3 Unless otherwise stated, a reference to a Recital, Article, Section, Schedule or Exhibit is a reference to a Recital, Article, Section, Schedule or Exhibit of this Agreement.

1.4 Section numbers and headings are for convenience of reference only, and shall not affect the interpretation of this Agreement.

1.5 Reference to any gender includes the other.

1.6 Reference to “including” means including, but not by way of limitation.

1.7 Unless otherwise expressly provided in this Agreement, reference to an Agreement (including this Agreement), document, or instrument is the same as amended, modified, novated or replaced from time to time.

1.8 Reference to a statute or other legislative act, by-law, rule, regulation, or order is to the same as amended, modified or replaced from time to time and to any rule, regulation or order promulgated pursuant to such law.

1.9 All reference made to dollars or $ is in United States of America currency.

1.10 The following Exhibits are attached hereto and form a part hereof:

Exhibit

A-l	Carbon County Prospect Leasehold Lands

A-2	Weston County Prospect Leasehold Lands

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B	Lease Liens & Encumbrances

C	Rental Obligations

D	Joint Operating Agreement

E	Well Information

F	Leases Excluded From General Warranty of Title

G	Fellows Energy Private Placement Memorandum

H	Bridge Loan Documents

I	Sample of Type of Seismic Data Subject to This Agreement

ARTICLE II

REPRESENTATIONS OF SELLER

2.1 Title. Seller represents that it is the owner of leasehold interests in certain leases within Weston County, Wyoming and within Carbon County, Utah, as more particularly described in Exhibit A-1 and Exhibit A-2, free and clear of all liens, claims or encumbrances, except as disclosed in writing to Seller and attached hereto as Exhibit B (Liens, Claims, & Encumbrances). Seller shall, under terms of this Agreement, convey an undivided 50% of all such leasehold interests to JMG free and clear of all liens, claims and encumbrances and shall provide a general warranty of title as to leases within the Weston County, Wyoming and Carbon County, Utah. Such general warranty of title shall not apply to the leasehold interests listed on Exhibit F.

2.2 Seismic License. Seller represents and warrants that it has the right to disclose to JMG and license the use by JMG of attached seismic data similar to the sample data attached as Exhibit I in Weston County, Wyoming and Carbon County, Utah and as further set forth in Section 8.1 of this Agreement.

2.3 Leases. Seller represents that there is no event that with notice or lapse of time, or both, would constitute a material default by Seller under any lease.

ARTICLE III

CONVEYANCE

INITIAL PROGRAM

3.1 Conveyance. Seller hereby conveys, assigns and transfers to JMB an undivided fifty percent (50%) interest in Fellows’ interest in the Exploration and Development Lands,

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effective from and after the Effective Date, and JMG hereby accepts the transfer. Seller shall forthwith execute all assignments and conveyance documents in a form reasonably acceptable to JMG conveying such interest and all conveyances shall be promptly recorded. All such assignments shall be from the surface to all depths, except as otherwise shown on Exhibits A-l and A-2. Seller and its Affiliates or assigns have not and will not reserve any overriding royalty in the Exploration and Development Lands, provided, however, that such assignments shall be subject to the royalties set out on Exhibit B.

3.2 Consideration. In consideration for the conveyance of interests set out in Section 3.1:

(a)	JMG shall pay 100% of all costs associated with the drilling and completion of the wells, including costs of obtaining additional leases, if required, in the Initial Program up to a total of $1,200,000.00 as an equalization payment for amounts already expended by Fellows;

(b)	JMG shall make the Bridge Loan to Fellows; and

(c)	JMG shall commit a minimum amount of $2,000,000.00 to the Initial Program, consisting of the amount set out in Subsection 3.2(a), and $800,000.00 including an advance to Fellows of $400,000.00 for which Fellows will execute a promissory note in the form of the promissory note contained in the Bridge Loan Agreements and which shall be governed under the Bridge Loan Agreements and Subsection 3.4.

3.3 Initial Program The Initial Program shall consist of six wells in the Weston County Prospect and one well in the Carbon County Prospect, as proposed by JMG with input and advice from Fellows and as approved by Fellows.

3.4 Repayment of Drilling and Completion Coats. The amounts advanced by JMG pursuant to Subsection 3.2(c) and any other amounts of Program costs which the parties mutually agree shall be advanced by JMG for Fellows, shall be repaid in the form of a production payment, or, at JMG’s option, from the proceeds of the Private Placement financing currently being undertaken by Fellows and defined by the Private Placement Memorandum attached wherein as Exhibit G. and shall be secured by the general security agreement contained in the Bridge Loan Agreements. If JMG elects to secure the advance as a production payment, Seller agrees to assign JMG a production payment secured by 100% of Seller’s existing or future production in the Exploration and Development Lands. This production payment shall be equal to the amount of 100% of Seller’s gross cash flow from all production allocated or attributable to Seller within the Exploration and Development Lands, net of Seller’s proportionate share of royalties, severance taxes and lease operating expenses. JMG shall be entitled to the production payment upon all Program costs expended on behalf of Seller, plus a simple interest charge calculated at the rate of eighteen percent (18%), on the unliquidated balance of the production payment, computed monthly on the basis of 360 day year, 30 day month. Fellows agree to execute an instrument memorializing said production payment in a form which can be recorded of record.

3.5 Non-Completion of the Initial Program: In the event that JMG does not complete the expenditure of $2,000,000.00 on the Initial Program by November 7, 2005, JMG

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shall reconvey, transfer and assign to Fellows the working interests conveyed to JMG hereunder. JMG shall forthwith execute all assignments and conveyance documents in a form reasonably acceptable to Fellows conveying such interests and all conveyances shall be promptly recorded JMG shall have not reserved any overriding royalty in the Exploration and Development Lands.

ARTICLE IV

PROGRAMS

4.1 Programs. For purposes of this Agreement, “Program” shall mean an exploration or development program for the drilling of one to ten wells, and all costs associated therewith, including any additional lease cost, surface lease and road costs, drilling and completion costs of the wells and all costs of facilities beyond the wellhead for the wells in the Program, including but not limited to dehydration units, separators, tank batteries, pump jacks, meter stations, compressors and pipelines, which, subject to the equalization payment by JMB out in Subclause 3.2(a) will be shared in the following proportions:

JMG	50.00%
Fellows	50.00%

100.00%

4.2 Program Procedures. Subject to Section 3.3 respecting the Initial Program, JMG may propose Programs to Fellows, including the number and proposed locations of the wells and an AFE for the estimated Program costs. Fellows shall have ninety (90) days from the receipt of the proposal to elect to participate in the Program. Notwithstanding Fellows’ approval of the overall AFE for a Program, costs will be cash-called on a well by well basis under the terms and provisions of the JOA.

ARTICLE V

OPERATIONS AND THE JOA

5.1 Application of JOA to Exploration and Development Lands. Upon the approval by Fellows of a Program, including the Initial Program, leases obtained, costs incurred and operations carried out under the Program shall be subject to the JOA. The JOA will be binding upon the Parties whether or not executed. JMG shall be the Operator under the terms of the JOA. JMG may designate a contract operator of its choosing, subject to the approval of Fellows, acting reasonably, provided that the appointment of JED Oil Inc. as the contract operator is not subject to the approval of Fellows. Any designation of a contract operator by JMG shall not relieve JMG of any liability or obligation as Operator for purposes of this Agreement nor prevent it from exercising any rights or fulfilling its obligations as Operator under the JOA.

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ARTICLE VI

AREA OF MUTUAL INTEREST (“AMI”)

6.1 The Parties hereto create among themselves an Area of Mutual Interest (“AMI”) covering the Exploration and Development Agreement as further set forth in Exhibit E. The AMI shall be in effect for a period of five (5) years from the Effective Date of this Agreement, or until this Agreement terminates, whichever is earlier. The proportionate shares and percentage of interests which the Parties are entitled to purchase and acquire within the AMI are as follows:

Company	Working Interest Percent in AMI Acreage
JMG	50.00%
Fellows	50.00%

100.00%

6.2 If, during the duration of such AMI, either Party should acquire (“Acquiring Party”) any oil and gas lease, leasehold interest or mineral interest by any means including, but not limited to, purchase, top lease, farmins, farmouts, farmout options, or acreage contributions, then the Acquiring Party shall immediately notify the Non-Acquiring Party, in writing, of such acquisition setting forth the nature of the interest acquired, all terms, provisions and contracts related to the acquisition (along with copies of all documents relating to the acquisition or rights to earn a leasehold or mineral interest) and the price paid therefor. The Non-Acquiring Party shall have a period of thirty (30) days following the receipt of notice to elect in writing to purchase at the Acquiring Party’s cost a proportionate share of such acquisition by remitting the required payment to the Acquiring Party during such thirty (30) day period. The Acquiring Party shall assign to the Party electing to participate in the acquisition, it’s proportionate share of such acquired interest, subject to a like proportionate share of the costs and obligations relating thereto. If the interest is to be earned by drilling and/or shooting seismic, the Non-Acquiring Party must ratify all appropriate agreements within the thirty (30) day period. Notwithstanding the preceding sentence, such thirty (30) day notice period may be reduced due to applicable contractual obligations or limitations (e.g., farmout terms or lease expiration dates), in which case the Non-Acquiring Party may be required to respond in a shorter time period as may be reasonably appropriate under the circumstances. If the Non-Acquiring Party turns down any interest, the Acquiring Party shall hold such interest tree and clear of any further AMI obligations of this Agreement.

6.3 The Parties specifically agree that if a lease or interest covers land both inside and outside the AMI, the Acquiring Party must offer the entire lease or interest to the other Party and if the other Party elects to acquire an interest in the lease or interest, it must agree to proportionately acquire an interest in the entire lease or interest notwithstanding the fact that a portion of the lease or interest lies outside the AMI.

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ARTICLE VII

FORCE MAJEURE

7.1 If either Party is rendered unable, wholly or in part, by reason of the occurrence and continuance of an event of force majeure, to carry out its obligations under this Agreement, other than any obligation to make any payments, such Party shall give to the other Party prompt written notice of the force majeure event, with reasonably full particulars, and thereupon the obligations of the Party giving the notice, so far as it is affected by the event of force majeure, shall be suspended during, but not longer than, the continuance of the force majeure event, plus such reasonable further period of time, if any, required to resume the suspended operation. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practical; provided that, it shall not be required to settle strikes, lockouts or other labor difficulty contrary to its wishes. “Force majeure” means an act of God, strike, lock-out or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other adverse weather condition, inability to gain access to leasehold lands, explosion, governmental action, governmental inaction, restraint or delay, unavailability of equipment or drilling rigs, unavailability of workers or contractors, delays in securing necessary or advisable permits or permissions, or any other cause which is not reasonably within the control of the Party claiming the occurrence of an event of force majeure.

ARTICLE VIII

SEISMIC ACCESS

8.1 License for Existing Seismic. (a) If the license for existing seismic is exclusive in nature, Seller recognizes and agrees that JMG will be granted an irrevocable, perpetual and exclusive license to existing seismic data related to the Exploration and Development Lands currently owned by Seller (‘Fellows License”). Seller shall secure and grant a permanent and exclusive license to JMG to use this data, and shall have the data delivered to JMG’s offices in Calgary, Alberta, as a condition precedent to the obligation of JMG to commence the Initial Program. The Fellows License issued pursuant to this Section 8.1 shall be on standard terms and conditions reasonably acceptable to JMG.

(b) If the parties mutually agree to license the seismic to a third party after completion of the Initial Program, then any proceeds or property received as consideration for such subsequent license shall be allocated and paid 50% for the benefit of Seller and 50% for the benefit of JMG; provided, however, that if such third-party license or transfer of the seismic occurs prior to JMG’s receipt of the recoupment payable to JMG under Section 3.2 (c), 3.10, 4.2 and 10.1 of this Agreement, then the proceeds or properties attributable to Fellows’ 50% allocation set forth above shall be paid to JMG and credited against the production payment recoupment amount set forth in Section 3.10 hereof.

8.2 Acquisition of Additional Seismic Data. The cost of the acquisition of any additional seismic data in the Exploration and Development Lands (including any AMI interests) will be shared equally by the parties. Any Party electing not to participate in any additional seismic data acquisition shall be excluded from receiving any copy or information regarding such additional shoot(s).

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ARTICLE IX

WELL INFORMATION

9.1 Well Information. For the drilling of any well in a Program, the proposing Party will furnish, without cost to the non-proposing party, copies of all drilling reports, logs, drillstem test data and interpreted geological and geophysical maps relevant to the proposal. In addition, the proposing Party must furnish the following:

•	Authorization of Expenditure (“AFE”), the amount of which shall be comparable to the cost of drilling similar wells in the area;

•	Drilling and geological prognosis for the proposed well;

•	Title opinion for the drillsite, or like title information; and

•	All farmouts, farmins and other contracts taken in support of a Program.

The above information is referred to as the “Well Information.” If the non-proposing Party has not received all of the Well Information, the 90 day time period for electing to participate in the proposed Program will not start to run until all the Program information is received by the non-Proposing Party.

9.2 Additional Data. The Operator shall furnish or cause to be furnished to the Parties a copy of all forms furnished by the Operator to the state and federal governments and all production data on a monthly basis for each producing well. Such data shall include the volume of oil, water, gas and condensate produced plus pumper data (run tickets) and daily production data if so requested by the Parties, and shall include all rights to floor access and information set forth on Exhibit E. The requirement to supply such information is in addition to the Parties’ rights under the JOA.

ARTICLE X

RENTAL PAYMENTS, SELLER’S ASSISTANCE & ABANDONED WELL OPTION

10.1 Rental Payments. Exhibit C includes a schedule of the rental obligation dates relating to Exploration and Development Lands. All rental payments shall be paid by Seller through the Effective Date. After the Effective Date, the Operator will bill all the Parties for their proportionate working interest share of rentals and minimum royalty, but JMG agrees to fund the payment of Seller’s proportionate share of such rentals and minimum royalty in return for a production payment from Seller, secured by 100% of Seller’s existing or future production in the Exploration and Development Lands in the form of a production payment under the same terms as found in Section 3.4 until net revenue to Seller is sufficient to pay the full amount of Seller’s proportionate share of any then currently due rental or minimum royalty. Thereafter, if a Party does not pay rentals in a timely fashion according to this Agreement and/or the JOA, and upon sufficient notice by the Operator, but in no event later than ninety (90) days from invoice, the non-paying Parry forfeits its right, title and interest in the leasehold on which the rentals were not paid by the non-paying Party. JMG may make, but shall not be responsible to make, any

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lease issuance/bonus payments and option payments related to the Exploration and Development Lands, but in the event JMG does not so elect, JMG’s right with regard to the lands subject to the lease issuance/bonus payment or option payment shall terminate and said leases shall be excluded from this Agreement. JMG shall notify Seller of any election to forego payment of lease issuance/bonus payments and/or option payments sufficiently in advance so that Seller may make such payments should it so elect.

10.2 Assistance from Seller’s Employees. To the extent that JMG has need of technical or operational assistance from Seller’s employees, Seller shall make such employees as reasonably requested by JMG available at a rate of $50.00 per hour. Seller and its employees shall provide such services to JMG as independent contractors. Any work conducted pursuant to this Section 10.2 shall be initiated only upon receipt by JMG of a written statement showing the scope of the work to be performed by Seller’s employees, and the estimated time to be expended in the performance of that work.

10.3 Seller’s Right to Abandoned Wells. JMG shall give written notice to Seller of JMG’s intent to plug and abandon any well. Seller shall have the right to take title to any such well if, within ten business days of receipt of a written notice of intent to abandon a well, Seller places in escrow in favor of JMG an amount equal to the reasonable estimate of the cost, as determined by JMG, of (i) plugging and abandoning the well, (ii) standby costs for any drill rig related to the well accruing after the written notice of intent to plug and abandon provided above, and (iii) any reclamation costs associated with the well or any related lease. Failure to place such funds in escrow within the ten business day period shall be deemed to be a waiver by Seller of any rights to take over a well.

ARTICLE XI

CONFIDENTIALITY

11.1 Confidentiality. No confidential information resulting from the conduct of operations hereunder shall be given or made available to any party not a Party to this Agreement unless otherwise agreed to by the other Party, except that this prohibition shall not apply to the Affiliate of any Party, any prospective mortgagee, pledgee or assignee of any Party of any interest in a Lease or this Agreement, or to any third party not a Party hereto if such information required for the purpose of raising finance or arranging farmouts or sales of the Lease(s), an interest in the Agreement as to all of the AMI or any designated portion thereof and/or any Program and/or required for the purpose of review by its consultants, provided, however, the recipient of any such information shall be required to execute a Confidentiality Agreement. This confidentiality provision shall not apply to information or data that: (i) is now or hereafter becomes a part of the public domain other than as a result of a wrongful act or omission by JMG or Fellows; (ii) is hereafter made known to one or more of such Parties by a third party who has the lawful right to make such disclosure and who has no other confidential obligation with respect to the information or data; (iii) is required to be disclosed pursuant to any applicable law, rule, regulation, or order issued by any court or governmental agency having jurisdiction over such information and data, including the rules or regulations of any stock exchange on which any securities or such Party or any Affiliate are traded; or (iv) is in the possession of a Party prior to the Effective Date of this Agreement.

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ARTICLE XII

DISPUTE AND GOVERNING LAW

12.1 This Agreement shall be interpreted and enforced in accordance with the laws of the State of Colorado except the principles governing conflicts of law of such state. Either Party may enforce this contract in the federal or state courts of Colorado, and all Parties agree to and acknowledge that such courts shall have the sole and exclusive jurisdiction over this Agreement. If any Party shall institute proceedings to enforce its rights under this Agreement, the prevailing Party in such proceedings (as determined by the tribunal) shall be entitled to recover its costs and expenses (including attorneys’ fees and costs) incurred by it in addition to any other award or relief to ‘which such Party may be determined to be entitled.

ARTICLE XIII

CONFLICT WITH OTHER AGREEMENTS

13.1 JOA. In the event of any conflict between the terms of this Agreement and those of the JOA attached as Exhibit D or any other Exhibits attached hereto, the terms of this Agreement shall prevail and control. If there is any conflict between the terms of this Agreement and the JOA attached as Exhibit D and any third party JOA, then the JOA attached as Exhibit D and this Agreement will prevail among the Parties hereto.

13.2 Bridge Loan. This Exploration and Development and Conveyance Agreement, and all advances by JMG to Seller hereunder, is made expressly subject to and subordinate to the Bridge Loan Agreements, the recitals, and all exhibits, attached as Exhibit H-l and Exhibit H-2.

13.3 Environmental Impact. The Parties agree that, the phrase “all wells on the Development Lands have been abandoned” shall be deemed to include the requirement for remediation of any environmental damage or problems arising due to operations of any nature whatsoever carried out under this Agreement, with such remediation occurring to the standard required by the Regulations and by good industry practice. Where any such environmental damage or problem arises after termination of this Agreement, the Parties shall remain liable for remedial costs and expenses so incurred in accordance with their respective Working Interests and each Party shall indemnify the other Parties with respect to the indemnifying Party’s share thereof. This clause shall survive termination of this Agreement.

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ARTICLE XIV

NOTICES

14.1 The notices provisions of the JOA will apply with respect to all notices.

To JMG	To Fellows
JMG Exploration, Inc.	Fellows Energy, Ltd.
Suite 2600, 500 – 4th Avenue S.W.	370 Interlocken Boulevard, Suite 400
Calgary, Alberta T2P 2V6	Broomfield, Colorado 80021

Fax Number: (403) 294-1107	Fax Number: (303) 327-1526

ARTICLE XV

INTERNAL REVENUE CODE ELECTION

15.1 Neither this Agreement nor the operations conducted pursuant hereto are intended to create, and shall not be construed to create, a relationship of partnership or any association for profit between or among the Parties. The Parties elect to be excluded from the application of all the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of the Code and the related regulations. In making such election, each Party states that any income can be adequately determined without the computation of partnership taxable income.

ARTICLE XVI

TERM OF THE AGREEMENT

16.1 The term of this Agreement shall commence upon the Effective Date and shall continue for a term of five (5) years unless otherwise terminated early by JMG. After the date of termination, this Agreement shall be terminated except as provided herein. Each of the jointly owned leases in the will be operated in accordance with and subject to the terms and conditions of the JOA attached as Exhibit D. The provisions of Articles II, III, IV, V, VII, XII, XIV, X, and XVII of this Agreement will continue thereafter for the life of the JOA as to the leases and lands subject thereto.

ARTICLE XVII

OTHER PROVISIONS

17.1 Counterparts. This Agreement may be executed in counterpart with the same effect as if all the Parties had executed the original copy hereof and when executed by both Parties it shall be binding upon both Parties.

17.2 Successors and Assigns. This Agreement shall be binding upon the Parties hereto, their successors, and assigns.

17.3 Entire Agreement. When executed by the duly authorized representatives of Fellows and JMG, this Agreement shall constitute the entire agreement between the Parties regarding the Exploration and Development Lands and shall supersede and replace any and all

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other writings, understandings, or memoranda of understanding entered into or discussed prior to the execution date hereof, other than the Bridge Loan Agreements.

17.4 Amendments. This Agreement may be amended, modified, changed, altered or supplemented only by written instrument duly executed by the Parties specifically for such purpose and which specifically refers to this Agreement.

17.5 Severability. In the event any portion of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in a non-appealable order, such portion shall be deemed severed from this Agreement and the remaining parts hereof shall remain in full force and effect, as fully as though such portion had never been a part of this Agreement.

17.6 Corporate Authority. The Parties each represent to the other, that as of the date of the execution hereof, each are corporations duly authorized, validly existing and in good standing under the laws of the states of their incorporation and are qualified and authorized to do business in the State of Wyoming, and the State of Utah, and that all requisite corporate power and authority to execute, deliver and effectuate this Agreement have been duly obtained.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective date, duly authorized.

JMG EXPLORATION, INC.

Per:	/s/ Tom Jacobson
Tom Jacobson

FELLOWS ENERGY, LTD.

Per:	/s/ George S. Young
George S. Young

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LIST OF EXHIBITS

Exhibit

A-l	Carbon County, Utah Prospect

A-2	Weston County, Wyoming Prospect

B	Lease Liens & Encumbrances

C	Rental Obligations

D	Joint Operating Agreement

E	Well Information

F	Leases Excluded From General Warranty of Title

G	Private Placement Memorandum

H	Bridge Loan Documents

I	Sample of Type of Seismic Data Subject to This Agreement

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